EXHIBIT 3.2

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

HUGHES NETWORK SYSTEMS, LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) is entered into as of February 28, 2006, by and among Hughes Communications, Inc., a Delaware corporation (“HCI”), any permitted successor, assignee or transferee of HCI, the Class B Members and any other Persons who shall in the future execute and deliver this Agreement pursuant to the provisions hereof collectively, the “Members.”

WHEREAS, DTV Network Systems, Inc. (f/k/a Hughes Network Systems, Inc.) (“DTV”), as sole member, previously formed a limited liability company under the name “Hughes Network Systems, LLC” (the “LLC”), for the purposes hereinafter set forth, subject to the terms and conditions hereof, and authorized Kathy P. Spicer as an authorized person to file a Certificate of Formation (the “Certificate”) to effect such formation pursuant to the provisions of the Delaware Limited Liability Company Act (the “Delaware LLC Act”) and entered into a Limited Liability Company agreement for the LLC, dated as of November 12, 2004 (the “Original LLC Agreement”);

WHEREAS, DTV conveyed to SkyTerra Communications, Inc. (“SkyTerra”) a 50% LLC Interest in the LLC and DTV and SkyTerra entered into the Amended and Restated LLC Agreement, dated as of April 22, 2005 (the “First Amended and Restated LLC Agreement);

WHEREAS, SkyTerra transferred 47,500 Class A Units to HCI (the “SkyTerra Transfer”) pursuant to the Separation Agreement, dated as of December 30, 2005, by and between SkyTerra and HCI (the “Separation Agreement”) and DTV transferred 47,500 Class A Units to HCI (the “DTV Transfer”) pursuant to the Membership Interest Purchase Agreement, dated as of November 10, 2005, by and among DTV, The DIRECTV Group, Inc., HCI, SkyTerra and the LLC (the “Purchase Agreement”) and following such transfers, HCI holds 100% of the Class A Units;

WHEREAS, HCI, DTV and SkyTerra amended the First Amended and Restated LLC Agreement pursuant to Amendment No. 1 to the First Amended and Restated LLC Agreement dated as of January 1, 2006 (the “First Amendment”); and

WHEREAS, HCI and the Class B Members desire to amend and restate the First Amended and Restated LLC Agreement (as amended by the First Amendment) as more fully set forth below.

NOW, THEREFORE, in consideration of the foregoing, and of the covenants and agreements hereinafter set forth, the Members hereby agree as follows:

1.	CERTAIN DEFINITIONS

Unless the context otherwise specifies or requires, capitalized terms used herein shall have the respective meanings assigned thereto in Addendum I, attached hereto, and incorporated herein by reference, for all purposes of this Agreement (such definitions to be equally applicable to both the singular and the plural forms of the terms defined). Unless otherwise specified, all references herein to Articles or Sections are to Articles or Sections of this Agreement.

2.	FORMATION; NAME; PLACE OF BUSINESS

2.1. Formation of LLC; Certificate of Formation

The Members of the LLC hereby:

2.1.1. approve and ratify the filing of the Certificate with the Recording Office on November 12, 2004;

2.1.2. approve and ratify the SkyTerra Transfer and the DTV Transfer;

2.1.3. confirm and agree to HCI’s status as the sole Class A Member of the LLC;

2.1.4. execute this Agreement for the purpose of amending and restating the First Amended and Restated LLC Agreement (as amended by the First Amendment), continuing the existence of the LLC and establishing the rights, duties, and relationship of the Members;

2.1.5. (i) agree that if the laws of any jurisdiction in which the LLC transacts business so require, the Board of Managers or the appropriate officers or other authorized representatives of the LLC shall file, or shall cause to be filed, with the appropriate office in that jurisdiction, any documents necessary for the LLC to qualify to transact business under such laws; and (ii) agree and obligate themselves to execute, acknowledge, and cause to be filed for record, in the place or places and manner prescribed by law, any amendments to the Certificate as may be required, either by the Delaware LLC Act, by the laws of any jurisdiction in which the LLC transacts business, or by this Agreement, to reflect changes in the information contained therein or otherwise to comply with the requirements of law for the continuation, preservation, and operation of the LLC as a limited liability company under the Delaware LLC Act; and

2.1.6. each severally represent and warrant that such Member is duly authorized to execute, deliver, and perform its obligations under this Agreement and that the Person, if any, executing this Agreement on behalf of such Member is duly authorized to do so and that this Agreement is binding on and enforceable against such Member in accordance with its terms.

2.2. Name of LLC

The name under which the LLC shall conduct its business is “Hughes Network Systems, LLC.” The business of the LLC may be conducted under any other name permitted by the Delaware LLC Act that is deemed necessary or desirable by the Board of Managers, in its absolute discretion. The Board of Managers or the appropriate officers or other authorized representatives of the LLC promptly shall execute, file, and record, or cause to be executed, filed and recorded, any assumed or fictitious name certificates required by the laws of the State of Delaware or any state in which the LLC conducts business.

2.3. Place of Business

The location of the principal place of business of the LLC shall be as determined by the Board of Managers. The Board of Managers may hereafter change the principal place of business of the LLC to such other place or places within the United States as the Board of Managers may from time to time determine, in its absolute discretion, provided that, if necessary, the Board of Managers shall amend, or shall cause to be amended, the Certificate in accordance with the applicable requirements of the Delaware LLC Act. The Board of Managers may, in its absolute discretion establish and maintain such other offices and additional places of business of the LLC, either within or without the State of Delaware, as it deems appropriate.

2.4. Registered Office and Registered Agent

The street address of the initial registered office of the LLC shall be 1209 Orange Street, Wilmington, Delaware 19801, and the LLC’s registered agent at such address shall be Corporation Trust Company. The registered office and the registered agent of the LLC may be changed by the Board of Managers from time to time in accordance with the then applicable provisions of the Delaware LLC Act and any other applicable laws.

3.	PURPOSES AND POWERS OF LLC

3.1. Purposes

The purposes of the LLC shall be to engage in any lawful business permitted by the Delaware LLC Act or laws of any jurisdiction in which the LLC may do business and to enter into any lawful transaction and engage in any lawful activities in furtherance of the foregoing purposes and as may be necessary, incidental or convenient to carry out the business of the LLC as contemplated by this Agreement.

3.2. Powers

Subject to all of the provisions of this Agreement, the LLC shall have the power to do any and all acts and things necessary, appropriate, advisable, or convenient for the furtherance and accomplishment of the purposes of the LLC, including, without limitation, to engage in any kind of activity and to enter into and perform obligations of any kind necessary to or in connection with, or incidental to, the accomplishment of the purposes of the LLC, so long as said activities and obligations may be lawfully engaged in or performed by a limited liability company under the Delaware LLC Act.

4.	TERM OF LLC

The existence of the LLC commenced on the date upon which the Certificate was duly filed with the Recording Office and shall continue until the Termination Date, unless dissolved and liquidated before the Termination Date in accordance with the provisions of Section 10.

5.	CAPITAL

5.1. Capital Contributions and Percentage Interests of Members

5.1.1. Capital Contributions

Each of the Members is deemed to have made the Capital Contribution set forth opposite such Member’s name in Exhibit A attached hereto (individually, each a “Capital Contribution,” and collectively, the “Capital Contributions”). Exhibit A shall be amended from time to time by the LLC to the extent necessary to reflect accurately Capital Contributions or similar events under Section 5.3 making an amendment of Exhibit A necessary or appropriate in the judgment of the Board of Managers. Except as otherwise provided in the Delaware LLC Act, the Members shall not be required to make any Capital Contributions to the LLC other than as set forth in this Section 5.1.

5.1.2. Class of Units

There shall be two classes of Units of LLC Interests. Class A Units shall be granted to investors in the LLC in exchange for money or property other than money, and Class B Units shall be granted by the LLC to certain persons as determined by the Board of Managers, in exchange for the performance of services. Exhibit A sets forth (i) the name of each Member, (ii) the number of Class A Units held by each Member, (iii) the number of Class B Units held by each Member, and (iv) the amount of the initial value of each Member’s Capital Contributions to the LLC, if any.

5.1.3. Class B Units

Class B Units shall be available to issue to employees, officers, directors and consultants of the LLC as determined by the Board of Managers. Class B Units shall be granted solely in exchange for the performance of services, and may be subject to forfeiture, until fully vested, as determined by the Board of Managers with respect to each grant of Class B Units. Class B Units shall be non-voting Units in accordance with Section 7.1.5.

5.2. Support Obligations

In no event shall any Member have any obligation to provide guarantees, collateral or any like support for the debts, obligations or contracts of the LLC.

5.3. Issuance of Additional LLC Interests

The Board of Managers is hereby authorized to cause the LLC from time to time to issue to Members or other Persons (who, upon such issuance and the execution by such Persons of such documents as the Board of Managers deems necessary or appropriate to evidence such Persons’ agreement to be admitted as a Member and to be bound by the terms and conditions of this Agreement, shall automatically become Members) additional LLC Interests for such consideration and in one or more classes, or one or more series of any such classes, with such designations, preferences and relative, participating. optional or other special rights, powers and duties, including rights, powers and duties senior to the then-existing LLC Interests, all as shall be determined by the Board of Managers, in its reasonable discretion subject to the requirements of the Delaware LLC Act including without limitation, (i) the allocations of items of LLC income, gain, loss, deduction and credit to each such class or series of LLC Interests; (ii) the right of each such class or series of LLC Interests to share in LLC distributions; and (iii) the rights of each such class or series of LLC Interests upon dissolution and liquidation of the LLC or upon termination of a series of LLC Interests.

5.4. Capital Accounts

A separate Capital Account shall be established and maintained for each Member in all events in accordance with the Tax Allocations Addendum attached hereto as Addendum II and by this reference incorporated herein.

5.5. Negative Capital Accounts

No Member shall be required to pay to the LLC or to any other Member any deficit or negative balance which may exist from time to time in such Member’s Capital Account.

5.6. No Interest on Capital Contributions or Capital Accounts

No Member shall be entitled to receive any interest on its Capital Contributions or its outstanding Capital Account balance.

5.7. Advances to LLC

Members may advance funds to the LLC in excess of the amounts required hereunder to be contributed by them to the capital of the LLC only with the consent of the Board of Managers. Any such approved advances by a Member shall not result in any increase in the amount of such Member’s Capital Account or entitle it to any increase in the Percentage interest represented by such Member’s LLC Interest. The amounts of such advances shall be a debt of the LLC to such Member and shall be payable or collectible only out of the LLC Assets in accordance with terms and conditions agreed upon by the Board of Managers.

5.8. Liability of Members and Board of Managers

Except as otherwise provided in the Delaware LLC Act, the debts, obligations and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the LLC, and none of the Members or the Board Members shall be obligated personally for any such debt, obligation or liability of the LLC solely by reason of being a Member or a Board Member. The failure of the LLC to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the Delaware LLC Act or this Agreement shall not be grounds for imposing personal liability on any Member or any Board Member for liabilities of the LLC.

5.9. Return of Capital

Except upon the dissolution of the LLC or as may be specifically provided in this Agreement, no Member shall have the right to demand or to receive the return of all or any part of its Capital Account or its Capital Contributions to the LLC.

5.10. Rights to Subscribe to Additional Issuances

In the event the Board of Managers decides to cause the LLC to issue additional LLC Interests (other than (a) the issuance of Class B Units, (b) the issuance of any LLC interests in connection with acquisitions, debt financings, joint ventures or strategic alliances, (c) the declaration of dividends or other distributions in the form of additional LLC interests, (d) recapitalizations, splits or combinations of LLC Interests, or (e) the issuance of securities (Units or otherwise) in a public offering, each Class A Member shall be offered the first opportunity to subscribe for such additional issuance of LLC Interests, on the same terms and conditions as the Board of Managers proposes to issue such LLC Interests, in the proportion that such Class A Member’s Percentage Interest bears to the aggregate Percentage Interests then held by all Class A Members (such Member’s “Pro Rata Share”). The LLC shall deliver a written notice (the “Proposed Issuance Notice”) to each such Class A Member at least ten (10) days in advance of the proposed issuance of LLC Interests, stating the number and class of LLC Interests proposed to be issued, the proposed subscription price, and the manner in which such Class A Member may exercise its rights to subscribe to such LLC Interests. Such Class A Member may exercise its rights to subscribe to such LLC Interests by delivering a notice to that effect to the LLC and each of the other Class A Members within ten (10) days after the delivery of the Proposed Issuance Notice and complying with the procedures for subscription specified in the Proposed Issuance Notice. If any of the Class A Members does not elect to purchase their full Pro Rata Share of the offered LLC Interests, the LLC shall offer the Class A Members that have elected to purchase their full Pro Rata Shares of such LLC Interests the opportunity to increase the number of such LLC Interests they wish to subscribe for by an amount equal to their Pro Rata Shares (excluding for such calculation the LLC Interests of any Member who has not subscribed for its respective full Pro Rata Share) of the unsubscribed portion of such LLC Interests. This process shall be repeated as often as necessary until either the Class A Members have subscribed for all of the LLC Interests offered or no Class A Member has exercised its right to subscribe for such additional LLC Interests. Any LLC interests not subscribed for by the Class A Members pursuant to the foregoing may be issued by the Board of Managers in accordance with the terms previously described by the Board of Managers. From time to time and at any time, the Class A Members may assign their rights to purchase LLC Interests pursuant to this Section 5.10 to their Affiliates.

6.	ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS

6.1. Allocation of Net Income or Net Loss

The Net Income or Net Loss, other items of income, gains, losses, deductions and credits, and the taxable income, gains, losses, deductions and credits of the LLC, if any, for each Fiscal Year (or portion thereof) shall he allocated to the Members as provided in the Tax Allocations Addendum.

6.2. Allocation of Income and Loss With Respect to LLC Interests Transferred

If any LLC Interest is transferred during any Fiscal Year, the Net Income or Net Loss (and other items referred to in Section 6.1) attributable to such LLC Interest for such Fiscal Year shall be allocated between the transferor and the transferee based on the number of days during such Fiscal Year for which each party was the owner of the LLC Interest transferred.

6.3. Distributions

6.3.1. Determination of Availability

Cash available or property available to be distributed in kind by the LLC to the Members (“Distributions”) shall be determined for each Fiscal Year by the Board of Managers and shall be distributed to the Members as set forth in Section 6.3.3.

6.3.2. Distribution to Members

Distributions of available cash, as determined by the Board of Managers, shall be made at least annually within seventy-five (75) days after the end of each Fiscal Year. Distributions also may be made, in the sole and absolute discretion of the Board of Managers, after retention of appropriate reserves, at other times during any Fiscal Year in anticipation of the year-end determination thereof, and such Distributions shall be subject to year-end adjustment. The Members agree that, within thirty (30) days after determination by the LLC that an overpayment was made to any Member for any Fiscal Year pursuant to this Section 6.3, such Member shall repay the overpayment unless the Board of Managers otherwise agrees to allow such overpayment to be a credit against future Distributions, or make such other adjustments as the Board of Managers determines to be appropriate to remedy such overpayment.

6.3.3. Priority of Distributions

All Distributions shall be made in the following order of priority:

(a) First, to the holders of Class A Units pro rata in accordance with the number of Units held until each such Member has received aggregate distributions under this paragraph equal to such Member’s aggregate Capital Contributions to the LLC, and

(b) Second, to the holders of all Units, pro rata in accordance with the number of Vested Units held, provided that a holder of a Class B Unit shall not be entitled to any distribution of cash or property that resulted from the appreciation of the LLC Assets, or income earned by the LLC, before such Member received such Class B Unit. In furtherance of the foregoing, prior to the issuance of a Class B Unit, the Board of Managers shall determine the amount, if any, of such appreciation and such income, and such amount shall be reflected in a separate column on Exhibit A. Any such amount that would, in the absence of the proviso in the preceding sentence, be distributed to a Class B Member, shall instead be distributed to holders of all other Units, pro rata in accordance with such Units. For the purposes of this Section 6.3.3, “Vested Units” means (i) all Class A Units and (ii) the Class B Units that have “vested” in accordance with the applicable terms of such holder’s employment agreement with the Company or any other agreement with the Company which specifies the methodology for the “vesting” of such Class B Units.

(c) Notwithstanding the foregoing, no Member shall be entitled to a Distribution in excess of single Member’s Capital Account balance. Any Distribution that is not made pursuant to the preceding sentence shall be distributed to the other Members pro rata in accordance with their respective Capital Account balances.

6.3.4. Tax Distribution

At the election of the Board of Managers, within ten (10) days following the end of each quarter of a Fiscal Year the LLC shall distribute to each Class A Member a cash amount equal to (i) 25% of the Taxable Income Distribution Amount of such Class A Member that the Board of Managers estimates for the entire Fiscal Year; and (ii) with respect to tax payments to be made with income tax returns filed for a full Fiscal Year or with respect to adjustments to such returns imposed by the Internal Revenue Service or other taxing authority, such distribution to the Class A Members shall be equal to the Taxable Income Distribution Amount for such Fiscal Year, less the aggregate amount distributed for such Fiscal Year as provided in clause (i) above. In the event that the amount determined under clause (ii) above is a negative amount (a “Tax Distribution Deficit”), the amount of any Distributions pursuant to this Section 6.3.4 in the succeeding Fiscal Year (or if necessary any subsequent Fiscal Year) shall be reduced by such Tax Distribution Deficit; provided that if a Class A Member stops being a Member while there is a Tax Distribution Deficit with respect to such Class A Member, such Class A Member shall repay such Tax Distribution Deficit to the LLC upon withdrawal from the LLC.

6.3.5. Withholding Taxes.

(i) Authority to Withhold; Treatment of Withheld Tax. Notwithstanding any other provision of this Agreement, each Member hereby authorizes the LLC to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the LLC or any of its Affiliates (pursuant to the Code or any provision of United States federal, state or local or non-U.S. tax law) with respect to such Member or as a result of such Member’s participation in the LLC. If and to the extent that the LLC shall be required to withhold or pay any such withholding or other taxes, such Member shall be deemed for all purposes of this Agreement to have received a payment from the LLC as of the time such withholding or other tax is required to be paid, which payment shall be deemed to be a Distribution pursuant to the relevant clause of Section 6.3.3 with respect to such Member’s Units to the extent that such Member (or any successor to such Member’s Units) would have received a Distribution but for such withholding. To the extent that the aggregate of such payments to a Member for any period exceeds the Distributions that such Member would have received for such period but for such withholding, the LLC shall notify such Member as to the amount of such excess and such Member shall make a prompt payment to the LLC of such amount by wire transfer. Any withholdings by the LLC referred to in this Section 6.3.5 shall be made at the maximum applicable statutory rate under the applicable tax law unless the LLC shall have received an opinion of counsel or other evidence, satisfactory to the LLC, to the effect that a lower rate is applicable, or that no withholding is applicable.

(ii) Withholding from Distributions of Property. If the LLC makes a Distribution in kind and such Distribution is subject to withholding or other taxes payable by the LLC on behalf of any Member, such Member shall make a prompt payment to the LLC of the amount required to be withheld.

7.	MEMBERS AND MANAGEMENT

7.1. Members

7.1.1. Classes of LLC Interests

For purposes of voting, the LLC Interests shall be of two (2) classes with such relative rights, powers and duties as are set forth in or established in accordance with this Agreement.

7.1.2. Meetings

The Class A Members shall meet at least once each Fiscal Year at such place, on such date and at such time as may be fixed by the Board of Managers for the purpose of electing Board Members and for the transaction of such other lawful business as may come before the meeting. Special Meetings of the Class A Members may be called by a Class A Member holding more than 10% of the issued and outstanding Class A Units and shall be called by the Secretary upon the request of any Class A Member holding more than 10% of the issued and outstanding Class A Units upon ten (10) days’ notice to all Class A Members in writing or by telephone or facsimile. No business shall be acted upon at a special meeting that is not stated in the notice of the meeting. Class A Members may vote in person or by proxy, and such proxy may be granted in writing, by means of electronic transmission (as defined in the Delaware LLC Act), or as otherwise permitted by applicable law. Meetings of Class A Members may be held by telephone or any other communications equipment by means of which all participating Class A Members can simultaneously hear each other during the meeting.

7.1.3. Quorum

No action may be taken at a meeting of Class A Members unless a quorum consisting of at least a Majority of the Members are present.

7.1.4. Action by Written Consent

Any action which may be taken by the Class A Members under this Agreement may be taken without a meeting if consents in writing setting forth the action so taken are signed by Class A Members who own LLC Interests having voting power to cast not less than the minimum number of votes necessary for such action to be taken by the Class A Members. All Class A Members who do not participate in taking the action by written consent shall be given written notice thereof by the Secretary of the LLC promptly after such action has been taken. A consent transmitted by electronic transmission (as defined in the Delaware LLC Act) by a Class A Member or by a Person or Persons authorized to act for a Class A Member shall be deemed to be written and signed for purposes of this Section 7.1.4.

7.1.5. Voting Rights; Required Vote

The Class A Members shall be entitled to vote the Percentage Interest represented by such Class A Member’s LLC Interest with respect to any action required or permitted to be taken by the Class A Members under this Agreement. Except as otherwise expressly provided in this Agreement, any action required or permitted to be taken by the Class A Members must be approved by the affirmative vote of a Majority of the Members entitled to vote thereon. The Members holding Class B Units shall not be entitled to vote with respect to any action required or permitted to be taken by the Members under this Agreement.

7.1.6. Waivers of Notice

Whenever the giving of any notice to Members is required by statute or this Agreement, a waiver thereof, in writing and delivered to the LLC signed by the Person or Persons entitled to said notice, whether before or after the event as to which such notice is required, shall be deemed equivalent to notice. Attendance of a Class A Member at a meeting or execution of a written consent to any action shall constitute a waiver of notice of such meeting or action.

7.2. [Intentionally omitted.]

7.3. Board of Managers

7.3.1. Composition; Election; Removal

(i) Number; Qualifications. The board of managers of the LLC (the “Board of Managers”) shall at all times be composed of seven managers (each, a “Board Member”) or such other number of Board Members as determined by the Majority of the Members from time to time. The qualifications for Board Members shall be as fixed from time to time by the Class A Members entitled to vote on the election of such Board Members, at any regular or special meeting, subject to the provisions of this Agreement. Board Members need not be Members.

(ii) Election. Board Members shall be elected at the annual meeting of Class A Members held for the purpose of electing Board Members. The Board Members shall hold office until the next annual meeting of Class A Members and until their respective successors are duly elected and qualified.

(iii) Vacancies. In the event of any vacancy in the office of a Board Member as a result of the death, incapacity, resignation or removal of a Board Member, such vacancy shall be filled by the affirmative vote of the Class A Member(s). The Board Member elected to fill any vacancy shall hold office until the next annual meeting of the Class A Members for the election of Board Members and until such Board Member’s successor is duly elected and qualified.

(iv) Removal of Board Members. Any Board Member may be removed, with or without cause, by the affirmative vote of the Class A Members. Any vacancy caused by any such removal shall be filled as provided in Section 7.3.1(iii) above.

7.3.2. Meetings

Regular meetings of the Board of Managers shall be held at least once each calendar quarter on such date and at such place and time as may be fixed from time to time by the Board of Managers (unless such meeting shall be waived by all of the Board Members). Regular meetings of the Board of Managers shall be held on not less than two (2) days notice to all Board Members in writing or by telephone or facsimile transmission. Special meetings of the Board of Managers may be called by any Board Member and shall be called by the Secretary upon the request of any Class A Member holding more than 10% of the issued and outstanding Class A Units, upon two (2) days’ notice to all Board Members in writing or by telephone or facsimile transmission. Board Members may vote in person or by proxy, and such proxy may be granted in writing, by electronic transmission (as defined in the Delaware LLC Act), or as otherwise permitted by applicable law. Meetings of the Board of Managers may be held by conference telephone or other communications equipment by means of which all participating Board Members can simultaneously hear each other during the meeting.

7.3.3. Quorum of the Board of Managers

No action may be taken at a meeting of the Board of Managers unless a quorum consisting of at least a Majority of the Board Members then in office are present in person or by proxy.

7.3.4. Action by Written Consent

Any action which may be taken by the Board of Managers under this Agreement may be taken without a meeting if consents in writing setting forth the action so taken are signed by a Majority of the Board Members then in office. A consent transmitted by electronic transmission (as defined in the Delaware LLC Act) by a Board Member or by a person or persons authorized to act for a Board Member shall be deemed to be written and signed for purposes of this Section 7.3.4.

7.3.5. Voting Rights of the Board of Managers; Required Votes of the Board of Managers

Each Board Member shall be entitled to cast one vote with respect to any matter coming before the Board of Managers, except with respect to a determination to seek indemnification pursuant to Section 7.9 hereof, in which event a Board Member seeking indemnification hereunder shall have no vote with respect to his indemnification. Any action required or permitted to be taken by the Board of Managers must be approved by the affirmative vote of a Majority of the Board Members then in office; provided, however, that any determination to grant indemnification to a Board Member pursuant to Section 7.9 hereof shall require the affirmative vote of only one (1) Board Member other than the Board Member in question.

7.3.6. Compensation of Board Members

Board Members, as such, shall not receive any stated salary for their services, but the Board of Managers may authorize the payment to Board Members of a fixed sum and expenses of attendance, if any, for each regular or special meeting of the Board of Managers attended; provided that nothing herein contained shall be construed to preclude any Board Member from serving the LLC in any other capacity and receiving compensation therefore.

7.3.7. Resignations of Board Members

Any Board Member may resign at any time by giving written notice to the Secretary of the LLC. Any such resignation shall take effect at the time specified therein, or, if no time is specified, upon receipt thereof; and unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

7.3.8. Committees of the Board of Managers

The Board of Managers from time to time may appoint one or more committees, each such committee to be comprised of one or more Board Members, to perform any functions or conduct any activities that the Board of Managers has the right, power, and authority to perform or conduct.

7.4. Officers

7.4.1. Number, Election and Term of Office

(i) The officers of the LLC shall be a President and Chief Executive Officer, a Treasurer and a Secretary, and may at the discretion of the Board of Managers include one or more Vice Presidents, Assistant Secretaries and other officers;

(ii) The officers of the LLC shall be appointed by the Board of Managers and shall hold their respective offices until their successors are duly elected and have qualified or until their earlier death, resignation or removal. Except as otherwise provided by law, any number of offices may be held by the same person.

7.4.2. President and Chief Executive Officer

Subject to the direction of the Board of Managers, the President (i) shall be the chief executive officer of the LLC, (ii) shall have full responsibility and authority for management of the day-today operations of the LLC, and (iii) may execute agreements and contracts and take other actions on behalf of the LLC as authorized by the Board of Managers. The President shall report directly to the Board of Managers.

7.4.3. Treasurer

The Treasurer shall have charge of the funds of the LLC. He shall keep full and accurate accounts of all receipts and disbursements of the LLC in books belonging to the LLC and shall deposit all monies and other valuable effects in the name and to the credit of the LLC in such depositories as may be designated by the Board of Managers. He shall disburse the funds of the LLC as may be ordered by the Board of Managers, and shall render to the Board of Managers, whenever the Board of Managers may require it, an account of all his transactions as Treasurer and an account of the business and financial position of the LLC.

7.4.4. Secretary

The Secretary, at the direction of the Board of Managers, shall prepare and distribute to the Board Members an agenda in advance of each meeting and shall prepare and distribute promptly to each Board Member written minutes of all meetings of the Board of Managers. The Secretary shall also be responsible for preparing and distributing to the Board Members any notices received by the LLC or otherwise called for by this Agreement to be given by the LLC.

7.4.5. Vice President

The Board of Managers may appoint one or more Vice Presidents of the LLC. Each Vice President shall perform such duties as the Board of Managers shall require of such Vice President. The Vice Presidents (in the order of their election) shall, during the absence or incapacity of the President, assume and perform the duties of the President.

7.4.6. Assistant Secretary

The Board of Managers may appoint one or more Assistant Secretaries of the LLC. Each Assistant Secretary shall perform such duties as the Board of Managers shall require of such Assistant Secretary. The Assistant Secretaries (in the order of their election) shall, during the absence or incapacity of the Secretary, assume and perform all functions and duties which the Secretary might lawfully do if present and not under any incapacity.

7.4.7. Other Officers

The Board of Managers may appoint such other officers and agents of the LLC as the Board of Managers shall deem necessary or appropriate to carry out the business of the LLC upon such terms and conditions, and with such duties, as the Board of Managers may determine. Any such officer shall hold his or her respective office for the term specified by the Board of Managers unless earlier removed by the Board of Managers.

7.4.8. Resignation

Any officer or agent of the LLC may resign at any time by giving written notice to the Board of Managers or to the Secretary of the LLC. Any such resignation shall take effect at the time specified therein or, if no time is specified, upon receipt thereof; and unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

7.4.9. Removal; Vacancies; Transfer of Duties

(i) Any officer or agent of the LLC may be removed from office, with or without cause, by the Board of Managers;

(ii) Any vacancy in the office of President, Treasurer, or Secretary for any reason shall be filled by a person designated by the Board of Managers for the unexpired term of the vacant office; and

(iii) The Board of Managers may transfer the power and duties, in whole or in part, of any officer to any other officer, or persons, notwithstanding the provisions of this Agreement, except as otherwise provided by the laws of the State of Delaware.

7.4.10. Compensation

The officers of the LLC shall be entitled to such salary or other compensation as the Board of Managers shall determine.

7.4.11. Third Party Reliance

Third parties dealing with the LLC shall be entitled to rely conclusively upon the power and authority of the officers of the LLC as set forth herein.

7.5. Day-to-Day Operations

Notwithstanding anything in this Agreement to the contrary, the day-to-day operations, business and affairs of the LLC shall be managed by the Board of Managers and, as delegated by the Board of Managers, by the officers of the LLC. The Board of Managers shall have the power and authority, on behalf of the LLC, to take or authorize any actions of any kind not inconsistent with this Agreement and that the Board of Managers deems necessary or appropriate to carry on the business and purposes of the LLC. The actions of the Board of Managers shall bind the LLC.

7.6. Fiduciary Relationship

To the full extent permitted by the Delaware LLC Act and other applicable law, the Members hereby acknowledge and agree that each Board Member shall serve in a representative capacity as a representative of the Members who elected such Board Member and shall be able to act solely in the interests of the electing Member and shall have no duties (fiduciary or otherwise) to the LLC or other Members of the LLC other than as set forth in this Agreement. In addition, each Class A Member shall be able to act solely in the interests of such Class A Member and shall have no duties (fiduciary or otherwise) to the LLC or any other Member of the LLC other than as set forth in this Agreement. To the full extent permitted by law, each Member releases each other Member and the Board Members elected by other Members from liability for votes cast or withheld, consents granted or failures to consent as a Member or Board Member.

7.7. Other Activities of Members or Affiliates

Subject to any intellectual property or other property rights of the LLC and to protection of the confidentiality of any information treated as confidential by the LLC (including without limitation with respect to the obligations set forth in Section 7.11), any Member or any Affiliate thereof may have other business interests and may engage in other business ventures of any nature or description whatsoever, whether currently existing or hereafter created, and may compete, directly or indirectly, with the business of the LLC. No Member or Affiliate thereof shall incur any liability to the LLC as a result of such Member’s or Affiliate’s pursuit of such other business interests, ventures and competitive activity, and neither the LLC nor the other

Members shall have any right to participate in such other business ventures or to receive or share in any income or profits derived therefrom. For the avoidance of doubt, the corporate opportunity doctrine shall not apply to the Members with respect to the LLC. The provisions of this Section 7.7 shall not apply to any Class B Member.

7.8. Certain Transactions

Subject to Section 5.7, the LLC is expressly permitted in the normal course of its business to enter into transactions with any or all Members or with any Affiliate of any or all Members provided that the price and other terms of such transactions are fair to the LLC and that the price and other terms of such transactions arc not less favorable to the LLC than those generally prevailing with respect to comparable transactions between unrelated parties.

7.9. Indemnification of the Members, Board Members, Officers and any Affiliate

7.9.1. In accordance with Section 18-108 of the Delaware LLC Act, the LLC shall indemnify and hold harmless any Member, Board Member, officer, or Affiliate thereof (individually, in each case, an “Indemnitee”) to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits, or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business or activities of or relating to the LLC, regardless of whether the Indemnitee continues to be a Member, a Board Member, an officer, or Affiliate thereof at the time any such liability or expense is paid or incurred; provided, however, that this provision shall not eliminate or limit the liability of an Indemnitee (i) for acts or omissions which involve intentional misconduct or a knowing violation of law, or (ii) for any transaction from which the Indemnitee received any improper personal benefit.

7.9.2. Expenses incurred by an Indemnitee in defending any claim, demand, action, suit, or proceeding subject to this Section 7.9 shall, from time to time, upon request by the Indemnitee be advanced by the LLC prior to the final disposition of such claim, demand, action, suit, or proceeding upon receipt by the LLC of an undertaking by or on behalf of the Indemnitee to repay such amount, if it shall be determined in a judicial proceeding or a binding arbitration that such Indemnitee is not entitled to be indemnified as authorized in this Section 7.9.

7.9.3. The indemnification provided by this Section 7.9 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, vote of the Members, as a matter of law or equity, or otherwise, both as to an action in the Indeminitee’s capacity as a Member, a Board Member, an officer, or any Affiliate thereof, and as to an action in another capacity, and shall continue as to an lndemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, and administrators of the Indemnitee,

7.9.4. The LLC may purchase and maintain insurance on behalf of the Board Members and such other Persons as the Board of Managers shall determine against any liability that may be asserted against or expense that may be incurred by such Persons in connection with the offering of interests in the LLC or the business or activities of the LLC, regardless of whether the LLC would have the power to indemnify such Persons against such liability under the provisions of this Agreement.

7.9.5. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.9 or otherwise by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted or not expressly prohibited by the terms of this Agreement,

7.9.6. The provisions of this Section 7.9 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

7.10. Delegation of Rights and Authority

Except as otherwise expressly provided in this Agreement, no Member or Board Member may delegate to any Person or Persons the rights and powers of the Board of Managers or of such Member or Board Member to manage and control the business and affairs of the LLC.

7.11. Confidentiality

7.11.1. Each Member shall not, and each Member shall cause its respective Affiliates not to, disclose or use any Confidential Information of the LLC except as permitted by this Agreement. Each of the Members and their Affiliates shall, and shall cause its Affiliates to, use no less than reasonable care in protecting the Confidential Information of the LLC which it has received. Information shall not be deemed Confidential Information under this Section 7.11 if it: (x) is or becomes publicly known through no wrongful act or omission of the receiving party; or (y) is independently developed following the date of this Agreement by the receiving party without the use of or reference to the Confidential Information of the disclosing parry. Notwithstanding the provisions of this Section 7.11, in the event a Member or its Affiliate is required to disclose the Confidential Information of the LLC (in such event, the party required to disclose is the “Disclosing Party”) pursuant to an order or pursuant to a law (and such party has obtained advice of counsel to the effect that such information is required to be disclosed), and would otherwise be prohibited from doing so under this Section 7.11, the Disclosing Party shall: (i) promptly notify the LLC of the existence, terms and circumstances surrounding such requirement; (ii) consult with the LLC on the advisability of taking legally available steps to resist or narrow such request; and (iii) if disclosure of such Confidential Information is required, furnish only that portion of the Confidential Information which the Disclosing Party is legally compelled to disclose and advise the LLC reasonably in advance of such disclosure so that the LLC may seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information. The Disclosing Party shall not oppose actions by the LLC to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information.

7.11.2. Notwithstanding anything to the contrary herein, the LLC shall be entitled to seek equitable relief (including injunctive relief) to protect their interest in any of its Confidential Information.

7.11.3. Notwithstanding anything to the contrary contained herein, nothing contained herein shall limit the ability of the Board Members to use Confidential Information of the LLC in connection with fulfilling their duties to the LLC under this Agreement.

7.11.4. With respect to each former Member, the obligations of such former Member set forth in this Section 7.11 shall continue in full force and effect, notwithstanding that such former Member ceases to hold, directly or indirectly, any LLC Interests.

8.	BANK ACCOUNTS; BOOKS AND RECORDS; STATEMENTS; TAXES; FISCAL YEAR

8.1. Bank Accounts

All funds of the LLC shall be deposited in its name in such checking and savings accounts, time deposits or certificates of deposit, or other accounts at such banks as shall be designated by the LLC from time to time, and the LLC shall arrange for the appropriate conduct of such account or accounts.

8.2. Books and Records

The LLC shall keep, or cause to be kept, accurate, full and complete books and accounts showing assets, liabilities, income, operations, transactions and the financial condition of the LLC. Such books and accounts shall be prepared on the cash or accrual basis of accounting, as determined by the Board of Managers. Any Class A Member, or its respective designee, shall have access thereto, and access to the LLC’s properties, at any reasonable time during regular business hours and shall have the right to copy said records at its expense.

8.3. Financial Statements and Information

8.3.1. All financial statements prepared pursuant to this Section 8.3 shall present fairly the financial position and operating results (of the LLC and shall be prepared in accordance with generally accepted accounting principles as provided in Section 8.2.

8.3.2. Within fifteen (15) days after the end of each monthly accounting period (the “Fiscal Month”) of each Fiscal Year, commencing with the first full Fiscal Month after the date of this Agreement, the President shall prepare and submit or cause to be prepared and submitted to the Class A Members an unaudited statement of profit and loss for the LLC for such Fiscal Month and an unaudited balance sheet of the LLC dated as of the end of such Fiscal Month, in each case prepared in accordance with generally accepted accounting principles consistently applied (subject to normal year-end adjustments).

8.3.3. Within twenty five (25) days after the end of each quarterly period (the “Fiscal Quarter”) of each Fiscal Year, commencing with the first full Fiscal Quarter after the date of this Agreement, the President shall prepare and submit or cause to be prepared and submitted to the Class A Members an unaudited statement of profit and loss and an unaudited statement of cash flows for the LLC for such Fiscal Quarter and an unaudited balance sheet of the LLC dated as of the end of such Fiscal Quarter, in each case prepared in accordance with generally accepted accounting principles consistently applied (subject to normal year-end adjustments).

8.3.4. Within sixty (60) days after the end of each Fiscal Year during the term of this Agreement, the President shall prepare and submit or cause to be prepared and submitted to the Class A Members (i) an audited balance sheet, together with audited statements of profit and loss, Members’ equity and changes in financial position for the LLC during such Fiscal Year; (ii) a report of the activities of the LLC during the Fiscal Year, (iii) a report summarizing the fees and other remuneration paid by the LLC for such Fiscal Year to the Members and any Affiliates thereof; and (iv) an unaudited statement showing any amounts distributed to the Members in respect of such Fiscal Year.

8.3.5. The President shall provide to the Class A Members such other reports and information concerning the business and affairs of the LLC as may be required by the Delaware LLC Act or by any other law or regulation of any regulatory body applicable to the LLC.

8.4. Where Maintained

The books, accounts and records of the LLC at all times shall be maintained at the LLC’s principal office or such other office or offices as the Board of Managers shall determine.

8.5. Tax Returns

8.5.1. The President shall, at the expense of the LLC, cause to be prepared and delivered to the Class A Members, in a timely fashion after the end of each Fiscal Year, copies of all federal and state income tax returns for the LLC for such Fiscal Year, one copy of which shall be timely filed with the appropriate tax authorities. Such returns shall accurately reflect the results of operations of the LLC for such Fiscal Year. HCI is hereby appointed as the “tax matters partner” (as defined in the Code) of the LLC (the “Tax Matters Member”) and is authorized and required to represent the LLC (at the expense of the LLC) in connection with all examinations of the affairs of the LLC by any federal, state, or local tax authorities, including any resulting administrative and judicial proceedings, and to expend funds of the LLC for professional services and costs associated therewith; provided, however, that the Tax Matters Member shall not make any tax election or settle or compromise any tax audit, controversy, litigation or issue without the advice and consent of the Board of Managers. Each Class A Member shall be designated a “notice partner” as defined in the Code.

8.5.2. The Tax Matters Member shall keep all Class A Members fully informed of the progress of any such examination, audit or other proceeding, and any Class A Member with a Percentage Interest of at least 10% of all Percentage Interests held by Class A Members (and any Person that was a Class A Member with a Percentage Interest of at least 10% of all Percentage Interests held by Class A Members in the year to which such examination, audit or other proceeding relates) shall have the right to participate in such examination, audit or other proceeding. Each Member and former Member agrees to cooperate with the Board of Managers and the Tax Matters Member and to do or refrain from doing any or all things reasonably required by the Board of Managers in connection with the conduct of such proceedings.

8.6. Fiscal Year

The fiscal year of the LLC for financial, accounting, Federal, state and local income tax purposes shall initially be the calendar year (the “Fiscal Year”). The Board of Managers shall have authority to change the beginning and ending dates of the Fiscal Year if the Board of Managers, in its absolute discretion, deems such change to be necessary or appropriate to the business of the LLC.

9.	TRANSFER AND CONVERSION OF LLC INTERESTS AND THE ADDITION, SUBSTITUTION AND WITHDRAWAL OF MEMBERS

9.1. Transfer of LLC Interests

9.1.1. The term “transfer,” when used in this Section 9 with respect to an LLC Interest, shall include any sale, assignment, gift, pledge, hypothecation, mortgage, exchange, or other disposition, except that such term shall not include any pledge, mortgage, or hypothecation of or granting of a security interest in an LLC Interest in connection with any financing obtained on behalf of the LLC.

9.1.2. No LLC Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Section 9. Any transfer or purported transfer of any LLC Interest not made in accordance with this Section 9 shall be void ab initio.

9.2. Restrictions on Transfers

9.2.1. No Member may transfer all or any portion of its LLC Interest without the express written consent of Class A Members holding a majority in interest of the non-transferred LLC Interests held by Class A Members in their sole and absolute discretion; provided, however, that any Class A Member may transfer all or a portion of its LLC Interest to a Permitted Transferee.

9.2.2. Any transferee of an LLC Interest shall become a substituted Member only upon (i) the express written consent of Class A Members holding a Majority in interest of the non-transferred LLC Interests held by Class A Members (provided that if such transferee was a Permitted Transferee such consent shall not be required); (ii) the transferee agreeing to be bound by all the terms and conditions of the Certificate and this Agreement as then in effect; and (iii) receipt of any necessary regulatory approvals. Unless and until a transferee is admitted as a substituted Member, the transferee shall have no right to exercise any of the powers, rights, and privileges of a Member hereunder. A Member who has transferred its LLC Interest shall cease to be a Member upon transfer of the Member’s entire LLC Interest and thereafter shall have no further powers, rights, and privileges as a Member hereunder except as provided in Section 7.9 and Section 8.5.2.

9.2.3. For the purposes of Section 9.2.1 and Section 9.2.2, in calculating a majority in interest of the non-transferred LLC Interests held by Class A Members, the LLC Interests of a transferring Class A Member shall be excluded.

9.2.4. The LLC, each Member, the Board of Managers, the officers and any other Person or Persons having business with the LLC need deal only with Members who are admitted as Members or as substituted Members of the LLC, and they shall not be required to deal with any other Person by reason of transfer by a Member or by reason of the death of a Member, except as otherwise provided in this Agreement. In the absence of the substitution (as provided herein) of a Member for a transferring or a deceased Member, any payment to a Member or to a Member’s executors or administrators shall acquit the LLC and the Board of Managers of all liability to any other Persons who may be interested in such payment by reason of an assignment by, or the death of, such Member.

9.3. Publicly Traded Partnership

No transfer shall be allowed if in the determination of the Board of Managers such transfer could reasonably be expected to cause the LLC to be a “publicly traded partnership” within the meaning of Section 7704 of the Code.

9.4. No Right to Withdraw

No Member shall have any right to resign, retire or otherwise withdraw from the LLC without the express prior approval of all of the Class A Members.

9.5. Conversion

In the event that the LLC determines to consummate a Qualified Initial Public Offering, the Board of Managers shall have the power and authority, to incorporate the LLC or take such other action as it may deem advisable, including, without limitation, (A) dissolving the LLC, creating one or more subsidiaries of the newly formed corporation and transferring to such subsidiaries any or all of the assets of the LLC (including by merger) or (B) causing the Members to exchange their Units for common stock of the newly formed corporation. In connection with any such transaction, the Members shall receive, in exchange for their respective Units, shares of common stock of such corporation or its subsidiaries having the same relative economic interest in such corporation or its subsidiaries as is set forth in this Agreement, subject to any modifications required solely as a result of the conversion to corporate form. At the time of such transaction, the Members shall, and hereby agree to, take any and all actions deemed reasonably necessary and appropriate by the Board of Managers to effect such transaction, including entering into a stockholders’ agreement providing for (i) the restrictions on Transfer set forth in this Agreement; provided that such restrictions shall not apply to sales in broadly disseminated public offerings, to sales in accordance with Rule 144 under the Securities Act or to sales following the consummation of such Qualified Initial Public Offering and (ii) an agreement to vote all shares of capital stock held by them to elect the Board of Managers as the directors of the new corporation in accordance with this Agreement. Prior to consummating any such transaction, the Members shall approve the proposed forms of a certificate of incorporation, by-laws, stockholders’ agreement and any other governing documents proposed to be established for such corporation and its subsidiaries, if any, all of which shall, as nearly as practicable, reflect the rights and obligations of the Members under this Agreement and comparable agreements applicable to any subsidiary as of the date of such transaction. Prior to effecting any conversion under this Section 9.5, the Class A Members shall be given sufficient time to effect reasonable tax planning and other internal restructuring as such Class A Member shall deem to be reasonably necessary.

10.	DISSOLUTION AND LIQUIDATION

10.1. Events Causing Dissolution

Subject to the provisions of Section 10.3 below, the LLC shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

10.1.1. The consent in writing to dissolve and wind up the affairs of the LLC by all of the Class A Members;

10.1.2. The sale or other disposition by the LLC of all or substantially all of the LLC Assets and the collection of all amounts derived from any such sale or other disposition, including all amounts payable to the LLC under any promissory notes or other evidences of indebtedness taken by the LLC (unless the Class A Members shall elect to distribute such indebtedness to the Members in liquidation), and the satisfaction of contingent liabilities of the LLC in connection with such sale or other disposition.

10.1.3. The Termination Date; or

10.1.4. The occurrence of any other event that, under the Delaware LLC Act, would cause the dissolution of the LLC or that would make it unlawful for the business of the LLC to be continued.

10.2. Cancellation of Certificate

Upon the dissolution and completion of winding up of the LLC, the Certificate shall be canceled in accordance with the provisions of Section 18-203 of the Delaware LLC Act, and the LLC (or any other Person responsible for winding up the affairs of the LLC) shall promptly notify the Members of such dissolution.

10.3. Distributions Upon Dissolution

10.3.1. Upon the dissolution of the LLC, the LLC (or any other Person responsible for winding up the affairs of the LLC) shall proceed without any unnecessary delay to sell or otherwise liquidate the LLC Assets and pay or make due provision for the payment of all debts, liabilities and obligations of the LLC.

10.3.2. The LLC (or any other Person responsible for winding up the affairs of the LLC) shall distribute the net liquidation proceeds and any other liquid assets of the LLC after the payment of all debts, liabilities and obligations of the LLC (including, without limitation, all amounts owing to a Member under this Agreement or under any agreement between the LLC and a Member entered into by the Member other than in its capacity as a Member in the LLC), the payment of expenses of liquidation of the LLC, and the establishment of a reasonable reserve in an amount estimated by the Board of Managers to be sufficient to pay any amounts reasonably anticipated to be required to be paid by the LLC, which shall be distributed to the Members in accordance with Section 6.3.

10.4. Reasonable Time for Winding Up

A reasonable time shall be allowed for the orderly winding up of the business and affairs of the LLC and the liquidation of its assets pursuant to Section 10.3 in order to minimize any losses otherwise attendant upon such a winding up.

11.	MISCELLANEOUS PROVISIONS

11.1. Compliance with Delaware LLC Act

Each Member agrees not to take any action or fail to take any action which, considered alone or in the aggregate with other actions or events, would result in the termination of the LLC under the Delaware LLC Act.

11.2. Additional Actions and Documents

Each of the Members hereby agrees to take or cause to be taken such further actions, to execute, acknowledge, deliver and file or cause to be executed, acknowledged, delivered and filed such further documents and instruments, and to use commercially reasonable efforts to obtain such consents, as may be necessary or as may be reasonably requested by the LLC in order to fully effectuate the purposes, terms and conditions of this Agreement.

11.3. Notices

All notices, demands, requests or other communications which may be or are required to be given, served, or sent by a Member pursuant to this Agreement shall be in writing and shall be hand delivered (including delivery by courier), mailed by first class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by facsimile transmission, addressed as set forth on Exhibit A attached hereto.

Each Member may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication which shall be delivered, mailed or transmitted in the manner described above shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to the addressee (with an affidavit of personal delivery, the return receipt, the delivery receipt, or (with respect to a telex) the answer back being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

11.4. Severability

The invalidity of any one or more provisions hereof or of any other agreement or instrument given pursuant to or in connection with this Agreement shall not affect the remaining portions of this Agreement or any such other agreement or instrument or any part thereof, all of which are inserted conditionally on their being held valid in law; and in the event that one or more of the provisions contained herein or therein should be invalid, or should operate to render this Agreement or any such other agreement or instrument invalid, this Agreement and such other agreements and instruments shall be construed as if such invalid provisions had not been inserted.

11.5. Survival

It is the express intention and agreement of the Members that all covenants, agreements, statements, representations, warranties and indemnities made in this Agreement shall survive the execution and delivery of this Agreement.

11.6. Waivers

Neither the waiver by the LLC or a Member of a breach of or a default under any of the provisions of this Agreement, nor the failure of the LLC or a Member, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, remedy or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, remedies or privileges hereunder.

11.7. Exercise of Rights

No failure or delay on the part of a Member or the LLC in exercising any right, power or privilege hereunder and no course of dealing between the Members or between a Member and the LLC shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies which a Member or the LLC would otherwise have at law or in equity or otherwise.

11.8. Binding Effect

Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the Members and their respective heirs, devises, executors, administrators, legal representatives, successors and assigns.

11.9. Limitation on Benefits of this Agreement

Subject to Section 7.9, it is the explicit intention of the Members that no Person other than the Members and the LLC is or shall be entitled to bring any action to enforce any provision of this Agreement against any Member or the LLC, and that the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Members (or their respective successors and assigns as permitted hereunder), and the LLC.

11.10. Amendment Procedure

Amendments to Exhibit A to reflect actions taken pursuant to Section 5.3 may be made by the Board of Managers. Any other amendment or modification to this Agreement may be made only upon the written consent of all Class A Members.

11.11. Entire Agreement

This Agreement (including the Schedules hereto) contain the entire agreement between the Members with respect to the matters contemplated herein. and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein and therein.

11.12. Pronouns

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person may require.

11.13. Headings

Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

11.14. Governing Law

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including the choice of law rules thereof).

11.15. Execution in Counterparts

To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of all of the parties hereto.

11.16. Required FCC Consents

In the event that any Transfer of all or any portion of a Member’s LLC Interest in accordance with this Agreement would (i) result in a voluntary or involuntary assignment or transfer of control, within the meaning of the applicable Communications Laws, of any telecommunications license, authorization, certificate, approval, or permit, and (ii) such voluntary or involuntary assignment or transfer of control requires consent of the Federal Communications Commission (the “FCC”) or another governmental authority under the Communications Laws, each of the Members and the LLC shall cooperate and use commercially reasonable efforts to make any required filings and to obtain the consent of appropriate governmental authorities, and the Members and the LLC shall obtain the consent of the FCC.

[Signatures on following page]

IN WITNESS WHEREOF, the undersigned have duly executed this Second Amended and Restated Limited Liability Company Agreement as of the day and year first hereinabove set forth.

CLASS A MEMBER:

HUGHES COMMUNICATIONS, INC.

By:	/s/ Dean Manson
Name:	Dean Manson
Title:	Vice President, General Counsel and Secretary

CLASS B MEMBERS:

PRADMAN KAUL

By:	/s/ Pradman Kaul

PRADEEP KAUL

By:	/s/ Pradeep Kaul

JIM LUCCHESE

By:	/s/ Jim Lucchese

BAHRAM POURMAND

By:	/s/ Bahram Pourmand

ADRIAN MORRIS

By:	/s/ Adrian Morris

PAUL GASKE

By:	/s/ Paul Gaske

JEFFREY A. LEDDY

By:	/s/ Jeffrey A. Leddy

GRANT A. BARBER

By:	/s/ Grant A. Barber